Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (File No. 333-                ) and related Prospectus, of our report dated March 6, 2024, with respect to the consolidated financial statements of Elevation Oncology Inc. as of December 31, 2023 and 2022, and for the years then ended, which report is included in the Annual Report on Form 10-K of Elevation Oncology, Inc. for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under caption “Experts”.

/s/ CohnReznick LLP

New York, New York

May 2, 2024